Exhibit 10.20

Worksport Ltd.

3120 Rutherford Road,

Suite 414 Vaughan, ON L4k 0B1

April 23, 2021

Platinum Point Capital, LLC

353 Lexington Avenue, Suite 1502

New York, New York 10016

Re: Amended Nullification Option

Reference is made to that certain Subscription Agreement, dated February 22, 2021 (the “SPA”), between Worksport Ltd., a Nevada corporation (the “Company”) and Platinum Point Capital, LLC, the purchaser thereunder (the “Purchaser”) and a Nullification Option Agreement dated February 22, 2021 (the “Nullification Option”). Under the SPA, Purchaser purchased 5,000,000 (five million) units from the Company (“Units”). Each Unit was purchased at a price of $0.10 per Unit. Each Unit is comprised of one share of common stock, par value $0.0001 (a “Common Stock”), and one purchase warrant (“Warrant”) to purchase two additional shares of Common Stock (each, a “Warrant Share”) at an exercise price of $0.20 USD per Warrant Share.

To date, the Company has not registered (and there is no effective) Form S-1 covering the Common Stock or Warrants. Accordingly, the Company further amends the Nullification Option effective the date hereof (the “Amended Nullification Option”) as follows:

The Company and Purchaser agree that the Purchaser, at its sole discretion, will have the right to nullify the Subscription Agreement, by written notice (via email or in letter form) to the Company, for a period of one hundred and seventy-five (175) days from February 19, 2021 (the “Amended Nullification Period”), i.e., by August 13, 2021. The Amended Nullification Option will expire upon the earlier of (i) the date upon which the Common Shares and Warrants underlying the Units become fully registered and effective, or (ii) the expiration of the Amended Nullification Option Period.

The Company agrees to transfer, by wire, the full amount of the original purchase price of $500,000.00 that was paid by the Purchaser for the Units on or about February 19, 2021 (the “Purchase Price”) to an escrow account and escrow agent of the Purchaser’s designation within five (5) business days after the Purchaser identifies the escrow account and escrow agent. All of the Purchase Price shall remain in the escrow account until the earlier occurrence of (i) the date upon which the Common Shares and Warrants underlying the Units become fully registered and effective, or (ii) the expiration of the Amended Nullification Option Period.

In the earlier event of the Common Shares and Warrants underlying the Units becoming fully registered and effective, one (1) business day thereafter, the escrow agent shall disburse, at the Company’s expense, the Purchase Price to the Company.

In the event the Amended Nullification Period expires before the Common Shares and Warrants underlying the Units become fully registered and effective, the Purchaser may demand (but is not required to demand) that the escrow agent disburse the Purchase Price, at the Company’s expense, to the account of Purchaser’s designation. In the event of such demand by Purchaser, the Company waives any objection or protest thereto, and the escrow agent shall wire the Purchase Price to the account designated by the Purchaser within one (1) business day.

April 23, 2021

In the event the Amended Nullification Period expires before the Warrants underlying the Units become fully registered and effective, the Purchaser may, in its sole discretion, exercise the Warrant by written notice to the Company, and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price (defined as the exercise multiplied by the number of Warrant Shares as to which this Warrant is being exercised), elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Exercise”): in which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A). For the avoidance of doubt, this formula is also expressed as: [(A-B) * (X)] / (A)

“Net Number” = [(A-B) (X)] by (A)

For purposes of the foregoing formula:

(A) = the VWAP on the 10 trading days immediately preceding the date on which Holder elects to exercise this Warrant by means of a “cashless exercise,” as set forth in the applicable Notice of Exercise;

(B) = the Exercise Price of this Warrant, as adjusted hereunder; and

(X) = the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

In the event the Common Shares underlying the Units are not eligible for sale under Rule 144 of the Securities Act of 1933 (the “Securities Act”) one hundred and eighty (180) days from February 19, 2021, i.e., by August 18, 2021, this occurrence shall constitute an event of default under the Amended Nullification Option and Subscription Agreement and, in addition to all other available remedies that the Purchaser may pursue hereunder and under the Subscription Agreement, the Company shall pay additional damages to the Purchaser for each day after the date of such event of default in an amount in cash equal to one and one-half percent (1.5%) of the Purchase Price. Such payments shall accrue until the earlier of (i) such time as the Common Shares underlying the Units are eligible for sale under Rule 144 of the Securities Act, or (ii) the date on which all of the Common Shares underlying the Units may be sold without restriction under Rule 144. All such payments that accrue under this paragraph shall be payable no later than five (5) business days following such date of accrual.

Time is of the essence of this Amended Nullification Option and of each and every provision hereof, for which a specified date is given.

The terms and provisions of this Amended Nullification option shall modify and supersede all inconsistent terms and provisions of the Nullification Option, and Subscription Agreement.

This Amended Nullification Option and the Subscription Agreement shall be governed by and construed in accordance with the Laws of the State of New York (regardless of its conflict of laws principles), including all matters of construction, validity, performance and enforcement and without giving effect to the principles of conflict of laws. The Parties agree that the federal and state courts in New York City, the State of New York, shall have sole and exclusive jurisdiction and venue for the resolution of all disputes, claims and controversies arising under the terms of this Amended Nullification Option and the Subscription Agreement and the transactions contemplated herein.

April 23, 2021

Please acknowledge your agreement to the foregoing by countersigning and returning this letter agreement to the undersigned.

Sincerely,

PLATINUM POINT CAPITAL, LLC.

By:	/s/ Brian Freifeld
Name:	Brian Freifeld

ACCEPTED AND AGREED TO AS OF THE DATE FIRST ABOVE WRITTEN

WORKSPORT LTD.

By:	/s/ Steven Rossi
Name:	Steven Rossi
Title:	CEO